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                                                                       EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of February 10, 1999 (the "Agreement" or this "Agreement") between TINICUM CAPITAL PARTNERS, L.P., a limited partnership organized under the laws of the State of Delaware (the "Seller"), and GKN NORTH AMERICA MANUFACTURING INC., a Delaware corporation (the "Purchaser").

                                  WITNESSETH:

     WHEREAS, the Seller owns 3,235,700 shares (the "Shares") of common stock, $1.00 par value per share, of The Interlake Corporation, a Delaware corporation (the "Company");

     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein; and

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

     SECTION 1.01. Purchase and Sale of the Shares; Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares. The aggregate purchase price for the Shares shall be $23,458,825 (the "Purchase Price").

     SECTION 1.02. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York on the date hereof (the "Closing Date").

     SECTION 1.03. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

     (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed; and

     (b)  a receipt for the Purchase Price.


     SECTION 1.04. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the Purchase Price by wire transfer in immediately available funds to the bank account designated by Tinicum Capital Partners, L.P.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     SECTION 2.01. Representations and Warranties of the Seller. As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

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     (a)  The Seller is a limited partnership organized under the laws of the
State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     (b) The Shares are owned of record and beneficially by the Seller free and clear of any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership ("Encumbrance"). Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the Shares free and clear of all Encumbrances.

     SECTION 2.02. Representation and Warranties of the Purchaser. As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller that the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

                                  ARTICLE III

                               GENERAL PROVISIONS


     SECTION 3.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.



     SECTION 3.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.02):


     (a)  if to the Seller:

        Tinicum Capital Partners, L.P.
        800 Third Avenue, 40(th) Floor
        New York, NY 10022
        Telecopy: (212) 750-9264
        Attention: Seth M. Hendon

        with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP

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          919 Third Avenue
          New York, NY 10022-3897
        Telecopy: (212) 735-2000
        Attention: Paul Schnell, Esq.


     (b)  if to the Purchaser:


        GKN North America Manufacturing Inc.
        3300 University Drive
        Auburn Hills, MI 48326-2362
        Telecopy: (248) 371-0808
        Attention: Seifi Ghasemi

        with a copy to:
        Shearman & Sterling
        599 Lexington Avenue
        New York, NY 10022
        Telecopy: (212) 848-7179
        Attention: Bonnie Greaves, Esq.

     SECTION 3.03. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 3.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

     SECTION 3.05. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an affiliate of the Purchaser without the consent of the Seller.

     SECTION 3.06. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 3.07. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.

     SECTION 3.08. Governing Law. This Agreement shall be governed by, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

     SECTION 3.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 3.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 3.11. Public Announcements. Unless required by law or applicable stock exchange rules, no party to this Agreement shall make, or cause to be made, any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

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     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date hereof by their respective officers thereunto duly authorized.
                                          TINICUM CAPITAL PARTNERS L.P.

                                          By:  TINICUM LANTERN L.L.C.,
                                             its General Partner

                                                 /s/ SETH M. HENDON
                                             By:
                                             -----------------------------------

                                               Name: Seth M. Hendon
                                               Title:  President

                                          GKN NORTH AMERICA
                                          MANUFACTURING INC.

                                                 /s/ DAVID J. TURNER
                                             By:
                                             -----------------------------------

                                               Name: David J. Turner
                                               Title:  President

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